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EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
SIPEX Corporation:

We consent to the incorporation by reference in the registration statements (No.s 333-06123, 333-32329 and 333-31410) on Form S-8 and the registration statement (No. 333-33152) on Form S-3 of SIPEX Corporation of our report dated February 9, 2001, relating to the consolidated balance sheets of SIPEX Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of SIPEX Corporation.

The report of KPMG LLP contains an explanatory paragraph that states that the consolidated financial statements for the year ended December 31, 1998, have been restated to reflect a pooling-of-interests transaction with Calogic Corporation. The financial statements of Calogic Corporation at June 30, 1999 and for the year then ended were audited by Sallmann, Yang & Alameda and the report of KPMG LLP, insofar as it relates to the amounts included for Calogic Corporation for the year ended December 31, 1998, is based solely on the report of Sallmann, Yang & Alameda.



Boston, Massachusetts
March 16, 2001